United States
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2008

Commission File Number 1-12803

URSTADT BIDDLE PROPERTIES INC.
(Exact Name of Registrant in its Charter)

Maryland	04-2458042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Railroad Avenue, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (203) 863-8200

N/A
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 11, 2008, Urstadt Biddle Properties Inc. (the “Company”) entered into a new $50 million unsecured revolving credit agreement with The Bank of New York Mellon and Wells Fargo Bank, National Association, as the initial lenders, The Bank of New York Mellon, as administrative agent, and Wells Fargo Bank, Association, as documentation agent.  The agreement is guaranteed by all of the Company’s subsidiaries (excluding limited partnerships of which the Company is the general partner and subsidiaries that are the owners of securitized real estate who are not permitted to guarantee the Company’s indebtedness).  Under the credit agreement, the Company can obtain letters of credit up to an aggregate amount of $10 million.

Loans made and letters of credit issued under the credit agreement can be used for general business purposes, including, but not limited to, acquisitions, working capital, capital expenditures, repayment of other indebtedness and approved Company stock buyback programs.

The lenders’ commitments under the credit agreement will terminate on February 11, 2011, the maturity date.  The outstanding principal balance of borrowings under the credit agreement, other than letters of credit, will be due on the maturity date.  Letters of credit issued pursuant to the credit agreement will have expiration dates that do not exceed one year from the issue date, or, if earlier, 10 business days prior to the credit agreement’s maturity date.  The Company has the option to increase the capacity under the credit agreement up to $100 million from $50 million to the extent banks (from the existing lenders or otherwise) agree to provide the additional commitment.  In addition, the Company has the ability to extend the maturity date of the facility for two additional one-year periods to February 11, 2013.

The Company may elect to have loans under the credit agreement bear interest at (a) a Eurodollar rate based on LIBOR, plus an applicable margin of 0.85%, 0.100% or 0.115%, depending on the percentage that the Company’s consolidated total indebtedness represents of the gross asset value (as such terms are defined in the agreement), or (b) a base rate equal to the greater of The Bank of New York Mellon's prime rate or the federal funds rate plus 0.5%.  The Company will pay to a lender issuing a letter of credit a fee equal to 0.125% of the letter of credit amount.   In addition, the Company will pay a quarterly commitment fee on the average daily unadvanced portion of the total amount committed under the credit agreement at a rate of 0.175%, if borrowings under the credit agreement are $25 million or less, or 0.125%, if borrowings exceed $25 million.  In respect of letters of credit, the Company will pay a participation fee at a rate equal to the applicable margin described above times the average daily amount of each lender’s portion of undrawn amounts of outstanding letters of credit.

The credit agreement contains representations and financial and other affirmative and negative covenants usual and customary for this type of agreement.  So long as any amounts remain outstanding or unpaid under the credit agreement, the Company must satisfy certain financial covenants:  (1) unsecured indebtedness may not exceed $100 million; (2) secured indebtedness may not exceed 35% of gross asset value, as determined under the credit agreement; (3) total secured and unsecured indebtedness, excluding preferred stock, may not be more than 50% of gross asset value; (4) unsecured indebtedness may not exceed 50% of the eligible real asset value of unencumbered properties in the unencumbered asset pool as defined under the credit agreement; (5) earnings before interest, taxes depreciation and amortization must be at least 200% of fixed charges; (6) the net operating income from unencumbered properties must be 200% of unsecured interest expense; (7) not more than 15% of the gross asset value may be attributable to the Company’s pro rata share of the value of unencumbered properties owned by non-wholly owned subsidiaries or unconsolidated joint ventures; and (8) the average (weighted on an economic basis) occupancy of un-mortgaged properties in the unencumbered asset pool must be at least 80%.  For purposes of these covenants, eligible real estate value is calculated as the sum of the Company’s properties annualized net operating income capitalized at 8.0% and the purchase price of any eligible real estate asset acquired during the prior fiscal quarter.  Gross asset value is calculated as the sum of (a) eligible real estate value; (b) the Company’s pro rata share of eligible real estate value of eligible joint venture assets; (c) cash and cash equivalents; (d) marketable securities and (e) eligible mortgages and trade receivables, as defined in the agreement.

The credit agreement includes usual and customary events of default and remedies for facilities of this nature (with customary grace periods, as applicable) and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the credit agreement may be accelerated and/or the lenders’ commitments may be terminated.  In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the credit agreement will automatically become immediately due and payable and the lenders’ commitments will automatically terminate.

The Company has customary corporate and commercial banking relationships with the lenders and agents.

On February 15, 2008, the Company issued the press release included as exhibit 99.1 to this Report, announcing the entry into the credit agreement.

Item 9.01                       Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibits are filed as part of this report:
	99.1	Press release dated February 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2008	URSTADT BIDDLE PROPERTIES INC.
(Registrant)

/s/ James R. Moore
James R. Moore
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
99.1	Press release dated February 15, 2008